Exhibit 99.1

Enveric Biosciences Selects Development Candidates from EVM301 Series Based on Potential to Minimize or Eliminate the Hallucinogenic Effect of Psychedelic-Derived Compounds

Three novel neuroplastic compounds identified with plans to advance one into expedited preclinical development in 2024

CAMBRIDGE, Mass., December 5, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders, today announced that it has identified three novel compounds from its EVM301 Series with the potential to offer a first-in-class approach to address difficult-to-treat disorders by promoting neuroplasticity without inducing hallucinations. Enveric plans to select one of the compounds for preclinical development early in 2024 in anticipation of an Investigational New Drug (IND) application for a first-in-human clinical trial.

Enveric’s research team successfully narrowed the EVM301 Series to three candidates with preclinical data indicating 5HT2A receptor binding, induction of neuroplasticity, and positive stress recovery outcomes in animal models showing no indication of hallucinations. Enveric’s researchers leveraged the Company’s proprietary computational chemistry and artificial intelligence (AI) drug-discovery platform, PsyAI™ to simulate interactions between indolethylamine derivatives and the 5HT2A receptor to design novel molecules with reduced head-twitch response (HTR) in mice. Predicted structures were initially screened for patentability and freedom-to-operate to complement Enveric’s extensive intellectual property portfolio covering indolethylamine structures and their fields of use. From a pool of more than 100 designed molecules, 44 new chemical entities were synthesized and screened using the HTR hallucination model. Most compounds displayed reduced HTR, and three candidates that showed what is believed to be insignificant HTR across a wide dose range, yet still induced neuroplasticity and bound to the 5HT2A receptor, were selected.

The three candidates showed 5HT2A binding affinity between 1 and 3 micromolar, generally displayed partial agonism in functional cell-based assays with respect to the 5HT2A-Gq pathway, and promoted robust structural neuronal plasticity from a single dose. Each candidate was further assessed for numerous pharmaceutically relevant criteria. Analysis on serum drawn from mice subjected to intraperitoneal injection revealed diversity in the candidate compound pharmacokinetic profiles, providing optionality for future method of administration development. All three candidates demonstrated acceptable assessments of cellular toxicity, blood-brain barrier permeability, and differential binding to other serotonin receptors and transporters. In mouse efficacy models, a single 10 mg/kg dose of any of the three candidates promoted the general recovery of stressed mice to non-stressed behaviors in sucrose-preference and marble-burying models of depression and anxiety, respectively, one day and one week after treatment.

“Our industry leading drug-design team has progressed Enveric’s EVM301 Series of compounds significantly closer to the nomination of a lead candidate for preclinical and subsequent clinical development,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “The pharmacologic profiles of the identified three candidate compounds provide evidence that our design and screening processes have discovered and isolated promising candidates with the potential to offer significantly improved treatments for severe and undertreated mental health disorders, which have seen little innovation for decades. We are committed to aggressively pursuing a thorough and expedited preclinical program in 2024 in preparation for an IND application.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel neuroplastogenic small-molecule therapeutics for the treatment of depression, anxiety, and addiction disorders. Leveraging its unique discovery and development platform, Psybrary™, Enveric has created a robust intellectual property portfolio of new chemical entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of psychiatric disorders. Enveric is also advancing its second program, the EVM301 Series, expected to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without also inducing hallucinations in the patient. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: carry out successful clinical programs in Australia; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its cannabinoid clinical development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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